Exhibit T3A.22

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TIDEWATER MARINE WESTERN, INC.

(Pursuant to Title 1, Chapters 3 and 4, and Title 2, Chapter 21 of the Texas Business Organizations Code)

Tidewater Marine Western, Inc., (the “Corporation”), a for-profit corporation incorporated under the name “Western Boat Operators, Inc.”, and existing under and by virtue of the provisions of the Texas Business Organizations Code (the “TBOC”),

DOES HEREBY CERTIFY:

1. That each new amendment to the articles of incorporation of this Corporation has been made in accordance with the TBOC.

2. That each new amendment to the articles of incorporation of this Corporation has been approved by the Board of Directors and sole shareholder of the Corporation in accordance with the TBOC and the governing documents of the Corporation.

3. That the articles of incorporation of the Corporation are amended and restated in their entirety to read as follows:

ARTICLE I

The name of the corporation is TIDEWATER MARINE WESTERN, INC. (the “Corporation”).

ARTICLE II

The Corporation shall have perpetual existence.

ARTICLE III

The purposes for which the Corporation is organized are:

To lease, purchase, charter or otherwise acquire, own, mortgage, pledge, sell or otherwise dispose of, to invest, trade, export, import, distribute, lease, operate, man, navigate, or deal in and with motor vessels, motor boats and personal property of every nature related thereto, wherever situated, and to act as agents and brokers therefor, to purchase, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in and with real property, or any interest therein, wherever situated, as the purposes of the Corporation shall require, to render any services, and to have any and all powers in the carrying out of such business to the extent permitted by law, as fully as a natural person would have, whether as principal, agent or otherwise.

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue, and which shall comprise its total capitalization is one thousand (1,000) shares of the par value of Ten Dollars ($10.00) each.

For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE V

The Corporation shall not commence business until it shall have received for the issuance of its shares consideration of the value of One Thousand ($1,000.00) Dollars consisting of money, labor done or property actually received, which sum is not less than One Thousand ($1,000.00) Dollars.

ARTICLE VI

The Corporation may enter into contracts or transact business with one or more of its directors, officers or stockholders, or with any firm of which one or more of its directors, officers or stockholders are members, or with any corporation, association, trust company, organization or entity in which any one or more of its directors, officers or stockholders are directors, officers, trustees, shareholders or beneficiaries, or are otherwise interested, and in the absence of fraud such contract or transaction shall not be invalidated or in anywise affected by the fact that such directors, officers or stockholders of the Corporation have or may have interests which are or might be adverse to the interests of the Corporation even though the vote or action of the directors, officers or stockholders having such adverse interests may have been necessary to obligate the Corporation upon such contract or transaction.

Subject to any limitations on voting or qualifications applicable to directors of the Corporation (or members of a committee thereof) as may be set forth in the By-Laws of the Corporation, at any meeting of the Board of Directors of the Corporation (or any duly authorized committee thereof) which shall authorize or ratify any such contract or transaction, any such director or directors may vote or act thereat with like force and effect as if he had not such adverse interest; provided that in such case such interest shall be disclosed or shall have been known to the Board of Directors or a majority thereof, and no director or officer shall be disqualified from holding office as director or officer of the Corporation by reason of any such adverse interest. In the absence of fraud, no director, officer or stockholder having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of such contract or transaction, nor shall any such director, officer or stockholder be accountable for any gains or profits realized thereon. Cumulative voting of shares in the election of directors is prohibited.

ARTICLE VII

The Corporation may purchase or redeem its own shares and may reissue same as provided by law. No holder of shares of any class of the Corporation shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized, and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration, at such time and to such person or persons as the Board of Directors may from time to time determine.

ARTICLE VIII

The post office address of the initial registered office of the Corporation is 163 San Fernando, Galveston, Texas, and the name of the initial registered agent of the Corporation at such address is T. J. Falgout, Jr.

ARTICLE IX

The number of directors shall be as fixed by the By-Laws of the Corporation, but not less than three, and until changed by the By-Laws the number shall be three; and the names and addresses of the persons constituting the Board of Directors of the Corporation as of the date hereof, to serve until they are removed and their respective successors are duly elected and qualified, in accordance with the By-Laws of the Corporation, are:

Name	Address
Jeffrey M. Platt	601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130
Bruce D. Lundstrom	601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130
Quinn P. Fanning	601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130

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4. That the foregoing Amended and Restated Articles of Incorporation of the Corporation accurately state the text of the articles of incorporation of the Corporation being restated and each amendment to the articles of incorporation of the Corporation being restated that is in effect, as further amended by these Amended and Restated Articles of Incorporation, and do not contain any other change in the articles of incorporation of the Corporation being restated except for information omitted under Section 3.059(b) of the TBOC.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of this Corporation on this 6th day of March, 2017.

TIDEWATER MARINE WESTERN, INC.

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Vice President